Exhibit 1.01

EXECUTION COPY

€250,000,000

$610,000,000

Kabel Deutschland GmbH

€250,000,000

10.750% Senior Notes Due 2014

$610,000,000

10.625% Senior Notes Due 2014

PURCHASE AGREEMENT

June 24, 2004

		(xl)	No Directed Selling Efforts	14
		(xli)	No Substantial U.S. Market Interest	15
		(xlii)	Solvency; Bankruptcy	15
		(xliii)	No Restrictions on Subsidiaries	15
		(xliv)	Absence of Stamp Duty	15
		(xlv)	Unlawful Contributions	16
		(xlvi)	Money Laundering Laws	16
		(xlvii)	Further Actions	16
		(xlviii)	Distribution in Compliance with FSMA	16
		(xlix)	Dutch Exemption	16
		(l)	Sales in Germany	17
	(b)	Officer’s Certificates		17

3.	Purchase, Sale and Delivery of the Notes			17

4.	Offering by the Initial Purchasers			18

5.	Covenants of KDG, KDS and New KDS			18
	(a)	Offering Memorandum		18
	(b)	Amendments to the Offering Memorandum		19
	(c)	Qualification of the Notes for Offer and Sale		19
	(d)	Notice and Effect of Material Events		19
	(e)	Use of Proceeds		19
	(f)	Reports		19
	(g)	Similar Offerings		20
	(h)	No General Solicitation		20
	(i)	Rule 144A Information		20
	(j)	Clearance and Settlement		20
	(k)	No Stabilization		20
	(l)	Listing		20
	(m)	No Directed Selling Efforts		21
	(n)	Restrictions on Sale of Securities		21
	(o)	Restrictions on Resale of Securities		21
	(p)	Legends		21
	(q)	Performance of Necessary Acts		21
	(r)	No Action Requiring Amendments to the Offering Memorandum		21
	(s)	Communications with the Press		22

6.	Expenses			22

7.	Conditions of the Initial Purchasers’ Obligations			23
	(a)	Delivery and Accuracy of Offering Memorandum		23
	(b)	Opinion of U.S. Counsel for KDG		23
	(c)	Opinion of German Counsel for KDG		23
	(d)	Opinion of General Counsel to KDG		23
	(e)	Opinion of Counsel for the Initial Purchasers		24
	(f)	Accountants’ Comfort Letters		24

	(g)	Bring-down Comfort Letters	24
	(h)	Listing	24
	(i)	Trustee Matters	24
	(j)	Officers’ Certificate	25
	(k)	Absence of Proceedings/Stop Orders	25
	(l)	Operation of the Business	26
	(m)	No Material Adverse Change	26
	(n)	No Downgrade	26
	(o)	No Suspension	26
	(p)	Execution of Transaction Documents	27
	(q)	Appointment of Agents	27
	(r)	Additional Documents	27

8.	Offering of Notes; Restrictions on Transfer		27
	(a)	Accredited Investor	27
	(b)	No General Solicitation	28
	(c)	Offers and Sales Only to Eligible Purchasers	28
	(d)	Offers and Sales Outside of the United States	28
	(e)	German Selling Restrictions	28
	(f)	UK Selling Restrictions	29
	(g)	Reliance	29
	(h)	Completion of the Distribution	29

9.	Indemnification		29
	(a)	Indemnification of the Initial Purchasers	29
	(b)	Indemnification of KDG, KDS and New KDS	31
	(c)	Procedures	32
	(d)	Contribution	33

10.	Survival Clause		33

11.	Termination		34

12.	Defaulting Initial Purchasers		35

13.	Information Supplied by the Initial Purchasers		35

14.	Notices		36

15.	Successors		36

16.	Governing Law		37

17.	Submission to Jurisdiction; Appointment of Agent for Service; Waiver		37

18.	Judgment Currency		38

19.	General		38

Exhibits

Exhibit A	—	Form of U.S. and New York Law Opinion to be Delivered by Simpson Thacher & Bartlett LLP

Exhibit B-1	—	Form of German Law Opinion to be Delivered by Freshfields Bruckhaus Deringer

Exhibit B-2	—	Form of German Law Opinion to be Delivered by Milbank, Tweed, Hadley & McCloy LLP

Exhibit C	—	Form of Opinion to be Delivered by In-House Counsel

Exhibits D, E, F, G,	—	Form of Comfort Letters

June 24, 2004

Deutsche Bank AG London
Morgan Stanley & Co. International Limited
Citigroup Global Markets Limited
Goldman Sachs International

As Representatives of the Initial Purchasers

c/o Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB

Ladies and Gentlemen:

Kabel Deutschland GmbH, a limited liability company organized and existing under the laws of Germany (“KDG”), and Kabel Deutschland Vertrieb und Service GmbH & Co. KG, a limited partnership organized and existing under the laws of Germany (“KDS”), and Kabel Asset GmbH & Co. KG, a limited partnership organized and existing under the laws of Germany (“New KDS”), hereby confirm their agreement with Deutsche Bank AG London and the several initial purchasers listed in Schedule I hereto (collectively, the “Initial Purchasers”) for whom you are acting as Representatives (the “Representatives”) concerning the purchase of the Notes (as defined below), guaranteed on a senior subordinated basis pursuant to the Guarantees (as defined below) on the terms set forth below.

1.                                      The Securities.

Subject to the terms and conditions herein contained,  KDG proposes to issue and sell (the “Offering”) to the Initial Purchasers €250,000,000 in aggregate principal amount of its 10.750% Senior Notes due 2014 (the “Euro Notes”) and $610,000,000 in aggregate principal amount of its 10.625% Senior Notes due 2014 (the “Dollar Notes” and together with the Euro Notes, the “Notes”).  The Notes are to be issued under an indenture (the “Indenture”) to be dated as of or around July 2, 2004, by and among KDG, KDS, New KDS and Law Debenture Trust Company of New York, as trustee (the “Trustee”).  The Notes will be secured by second priority pledges over all partnership interests in KDS and New KDS pursuant to pledge agreements (the “Interest Pledges”) and over all shares in Kabel Deutschland Verwaltungs GmbH (“KDV”) pursuant to a pledge agreement (the “Share Pledge”) dated as of the Closing Date and will be guaranteed on a senior subordinated basis by KDS and New KDS (the “Guarantees”).

The Notes will be offered and sold to the Initial Purchasers without being registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from the registration requirements thereof, and resold by the Initial Purchasers (i) in the United States pursuant to Rule 144A under the Securities Act (“Rule 144A”) and (ii) outside the United States in reliance on Regulation S under the Securities Act (“Regulation S”).

In connection with the sale of the Notes, KDG has prepared and delivered to the Initial Purchasers a preliminary offering memorandum, dated June 4, 2004 (the “Preliminary Memorandum”), and has prepared and will deliver to the Initial Purchasers a final offering memorandum, as supplemented or amended, dated the date hereof (the “Final Memorandum”), each setting forth or including, among other things, a description of the terms of the Notes, the terms of the Offering, a description of KDG and its consolidated subsidiaries (the “Group”), and any material developments relating to the Group occurring after the date of the most recent consolidated financial statements of the Group included therein, but on or prior to the date of such memorandum.  “Offering Memorandum” means, with respect to any date or time referred to in this purchase agreement (the “Agreement”), the most recent offering memorandum (whether the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement to either such document) which has been prepared and delivered by KDG to the Initial Purchasers in connection with its solicitation of purchases of, or offerings of, the Notes.

KDG hereby authorizes the Initial Purchasers to distribute copies of the Final Memorandum (subject to the provisions of Section 8), it being acknowledged that copies of the Preliminary Memorandum have already been distributed with the consent of KDG.

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a registration rights agreement with respect to the Notes (the “Registration Rights Agreement”), to be dated as of the Closing Date (as defined below) and in form and substance reasonably satisfactory to the Representatives, pursuant to which KDG, KDS and New KDS will file one or more registration statements under the Securities Act with the U.S. Securities and Exchange Commission (the “SEC”), relating to the Notes in a like aggregate principal amount as KDG issued under the Indenture (the “Exchange Notes”), identical in all material respects to the Notes, and having the benefit of the Guarantees and being secured by the Interest Pledges and the Share Pledge, except that the Exchange Notes will not contain terms with respect to transfer restrictions in the United States or interest rate increases and will be registered under the Securities Act, to be offered in exchange for the Notes.

“Affiliates” has for the purposes of this Agreement the meaning given to it by Section 501(b) of Regulation D under the Securities Act.

“Closing Date” means 9:00 a.m., London time, on July 2, 2004, or at such other time or date as the Initial Purchasers and KDG may agree upon for the delivery of the Notes to the Initial Purchasers against payment to KDG.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Offering Memorandum.

2.                                      Representations and Warranties of KDG, KDS and New KDS.

Each of KDG, KDS and New KDS, severally, but not jointly, represents and warrants to and agrees with the Initial Purchasers on and as of the date hereof and the Closing Date that:

(a)         Representations and Warranties.

(i)  Offering Memorandum.

The Preliminary Memorandum, as of its date, did not, and the Final Memorandum does not and on the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Preliminary Memorandum or Final Memorandum in reliance upon and in conformity with written information relating to the Initial Purchasers furnished to KDG by or on behalf of the Initial Purchasers specifically for use therein.  The Offering Memorandum contains, and on the Closing Date will contain, all of the information that, if requested by a prospective purchaser of the Notes, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”)) contained in the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ii)  Organization and Good Standing.

(A) Each of KDG and KDV has been duly incorporated and is validly existing under the laws of Germany, and is not in bankruptcy, liquidation or receivership.  (B) Each of KDS and New KDS has been duly formed and is validly existing under the laws of Germany, and is not in bankruptcy, liquidation or receivership.  (C) KDG’s other direct or indirect material subsidiaries, including, but not limited to, MSG Media Services GmbH and TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG, have been duly incorporated or formed and are validly existing under the laws of their respective jurisdictions of incorporation or formation, and are not in bankruptcy, liquidation or receivership.  (D) KDG and each of its material subsidiaries is duly qualified to do business and, where applicable, is in good standing in each jurisdiction as a foreign corporation in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses as described in the Offering Memorandum, except, in the case of (A), (B), (C) and (D), where the failure to be duly incorporated, formed or validly existing or the failure to qualify to do business as a foreign corporation or the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).

(iii)  No Material Adverse Change in the Business.

Since the date of the most recent financial statements included in the Offering Memorandum, and except as otherwise stated therein, (A) there has been no material adverse change in the financial condition, the results of operation, the business affairs, or prospects of KDG and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by KDG or any of its subsidiaries, other than disclosed in the Final Memorandum which are material to KDG and its subsidiaries, taken as a whole, and (C) neither KDG nor any of its subsidiaries has since March 31, 2004 purchased any of its outstanding capital stock, declared, paid or otherwise made any dividend or distribution of any kind in respect of its capital stock or otherwise made any payment which would (x) come within the definition of “Restricted Payments” or (y) constitute an “Event of Default” under the Indenture, except as otherwise disclosed in the Offering Memorandum.

(iv)  Capitalization.

All of the outstanding shares of capital stock or other equity interests of each of KDG and KDV have been duly and validly authorized and issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any person.  All equity interests in KDS and New KDS have been duly and validly authorized and issued, the liable capital of KDS and New KDS (Kommanditkapital) has been fully paid in and is non-assessable and has not been issued in violation of any preemptive or similar rights of any person.  Except as expressly set forth in the Offering Memorandum, all of the outstanding shares of capital stock or other equity interests of each subsidiary of KDG other than KDS, New KDS and KDV have been duly and validly authorized and issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any person, and are owned directly or indirectly by KDG, free and clear of any lien, charge, encumbrance, security interest, restriction on transferability or voting or any other claim, except for such liens, charges, encumbrances, security interests, restrictions on transferability or voting or other claims which would not, individually or in the aggregate, have a Material Adverse Effect.  Except as expressly set forth in the Offering Memorandum, all of the outstanding shares of capital stock of KDG are owned directly by Cable Holding S.à.r.l. free and clear of any lien, charge, encumbrance, security interest, restriction on transferability or voting or any other claim, except for such liens, charges, encumbrances, security interests, restrictions on transferability or voting or other claims which would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth in the Offering Memorandum, there are no outstanding (A) options, warrants or other rights to purchase, (B) agreements or other obligations to issue, or (C) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or other equity interests in KDG or any of its subsidiaries.

(v)  Corporate Power.

Each of KDG, KDS and New KDS has the requisite corporate power and authority to execute and deliver (as the case may be) this Agreement, the Registration Rights Agreement, the Indenture, the Notes, the Exchange Notes, the Guarantees, the Share Pledge, the Interest Pledges, the Intercreditor Agreement and any other agreement or instrument entered into or contemplated to be entered into by them with respect to the offering of the Notes and the Exchange Notes (collectively, the “Transaction Documents”), and to perform their respective obligations hereunder and thereunder; and all corporate action required to be taken by each of KDG, KDS and New KDS and, to the extent relevant, their shareholders, partners, subsidiaries and Affiliates, for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been or will be duly and validly taken.

(vi)  Authorization of this Agreement.

This Agreement has been duly and validly authorized (and all necessary corporate or other action in accordance with the respective corporate documents has been taken), executed and delivered by each of KDG, KDS and New KDS and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except (i) that the right to indemnification and contribution may be limited by concerns of public policy, (ii) as the enforcement thereof may be subject to administration, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law), and (iii) that the enforcement in Germany or into assets located in Germany under judgments rendered by a non-German court may be subject to the limitations of Section 328 of the German Code of Civil Procedure (Zivilprozessordnung).

(vii)  Authorization of the Indenture.

The Indenture has been duly and validly authorized (and all necessary corporate or other action in accordance with the respective corporate documents has been taken) by KDG, KDS and New KDS, and when executed and delivered by each of the parties thereto, will constitute a valid and legally binding agreement of each of KDG, KDS and New KDS, enforceable against each of KDG, KDS and New KDS in accordance with its terms, except (i) as the enforcement thereof may be subject to administration, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law), and (ii) that the enforcement in Germany or into assets located in Germany under judgments rendered by a non-German court may be subject to the limitations of Section 328 of the German Code of Civil Procedure (Zivilprozessordnung).

(viii)  Authorization of the Registration Rights Agreement.

The Registration Rights Agreement has been duly and validly authorized (and all necessary corporate or other action in accordance with the respective corporate documents has been taken) by KDG, KDS and New KDS, and when executed and delivered by each of the parties thereto, will constitute a valid and legally binding agreement of KDG, KDS and New

KDS, enforceable against KDG, KDS and New KDS in accordance with its terms, except (i) that the right to indemnification and contribution may be limited by concerns of public policy, (ii) as the enforcement thereof may be subject to administration, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law), and (iii) that the enforcement in Germany or into assets located in Germany under judgments rendered by a non-German court may be subject to the limitations of Section 328 of the German Code of Civil Procedure (Zivilprozessordnung).

(ix)  Authorization of the Notes.

The Notes have been duly and validly authorized (and all necessary corporate or other action in accordance with the respective corporate documents has been taken) by KDG, and when duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and this Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of KDG entitled to the benefits of the Indenture, and enforceable against KDG in accordance with their terms, except (i) as the enforcement thereof may be subject to administration, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law), and (ii) that the enforcement in Germany or into assets located in Germany under judgments rendered by a non-German court may be subject to the limitations of Section 328 of the German Code of Civil Procedure (Zivilprozessordnung).

(x)  Guarantees.

The Guarantees have been duly and validly authorized (and all necessary corporate or other action in accordance with the respective corporate documents has been taken) by KDS and New KDS, and when the Notes will have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will constitute valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms and will be entitled to the benefits of the Indenture, except (i) as the enforcement thereof may be subject to administration, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law), and (ii) that the enforcement in Germany or into assets located in Germany under judgments rendered by a non-German court may be subject to the limitations of Section 328 of the German Code of Civil Procedure (Zivilprozessordnung).

(xi)  Authorization of the Exchange Notes.

The unissued Exchange Notes have been duly and validly authorized (and all necessary corporate or other action in accordance with the respective corporate documents has been taken) by KDG and, if and when duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the Registration Rights Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of KDG, entitled to the benefits of the Indenture, and enforceable against KDG in accordance with their terms, except (i) as the enforcement thereof may be subject to administration, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law), and (ii) that the enforcement in Germany or into assets located in Germany under judgments rendered by a non-German court may be subject to the limitations of Section 328 of the German Code of Civil Procedure (Zivilprozessordnung).

(xii)  Creation of Pledges.

Each of KDG and KDS owns the interests it has pledged, pursuant to the Share Pledge and the Interest Pledges, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party (other than liens under the Senior Facilities Agreement and Bridge Facility Agreement).  The Share Pledges and the Interest Pledges when executed and notified to the relevant entity as provided for therein will create the security interest which is expressed to be created by the Share Pledges and the Interest Pledges and evidence the security interest it is expressed to evidence.  The obligations under the Notes will be secured by a second-priority security interest in the partnership interests in KDS and in New KDS, which, as of the Closing Date, will not be subject to any prior or pari passu ranking security (other than the first-priority security interests created under the finance documents relating to the Senior Facilities and the pari passu ranking security interests created under the finance documents relating to the Bridge Facility, as provided by their terms in conjunction with the Intercreditor Agreement).

(xiii)  Description of the Transaction Documents.

Each Transaction Document, to the extent it is described in the Offering Memorandum, conforms in all material respects to such description.

(xiv)  Absence of Further Requirements.

No consent, approval, authorization, order, decree, registration or qualification of or filing of or with any court or administrator or government agency or body having jurisdiction over KDG or any of its subsidiaries or any of their respective properties or assets is required for (A) the execution, delivery and performance by KDG, KDS and New KDS of each of the Transaction Documents, (B) the issuance, authentication, sale and delivery of the Notes and the Guarantees, and (C) compliance by KDG, KDS and New KDS with the terms of the Notes and the Guarantees and the consummation of the transactions contemplated by the Transaction Documents, except for (1) such consents, approvals, authorizations, orders, decrees, registrations, qualifications or filings which shall have been obtained or made prior to the Closing Date, (2) such consents, approvals, authorizations, orders, decrees, registrations, qualifications or filings which may be required under the Securities Act with respect to the registration of the Exchange Notes pursuant to the terms of the Registration Rights Agreement or the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), with respect to the registration of the Exchange Notes pursuant to the terms of the Registration Rights Agreement, and (3) such consents, approvals, authorizations, orders, decrees, registrations, qualifications or filings the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(xv)  Absence of Defaults and Conflicts.

(A)  None of KDG or any of its subsidiaries is (x) in violation of its articles or memorandum of association (or similar organizational document), (y) in violation of any applicable statute, judgment, decree, order, rule or regulation which violation would have, individually or in the aggregate with any other such violations, a Material Adverse Effect, or (z) in default, and no event has occurred which, with notice or lapse of time or both, would constitute a default, in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, note, lease, supply, distribution, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which KDG or any of its subsidiaries is subject, which default would, individually or in the aggregate with any other such violations or defaults, have a Material Adverse Effect.

(B)  The execution, delivery and performance by KDG, KDS and New KDS of each of the Transaction Documents, the issuance, authentication, sale and delivery of the Notes and compliance by KDG, KDS and New KDS with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or constitute or result in a breach or violation by KDG or any of its subsidiaries of any of the terms or provisions of, or constitute a default under, (x) any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, supply, distribution, license, franchise agreement or other agreement or instrument to which KDG or any of its subsidiaries is a party or to which any of them or their respective properties or assets is subject, (y) the articles or memorandum of association (or similar organizational document) of any of KDG, KDS and New KDS, or (z) any statute, judgment, decree, order, rule or regulation (assuming compliance with the applicable state securities and “Blue Sky” laws) of any court or governmental agency or other body having jurisdiction over KDG or any of its subsidiaries or any of their respective properties or assets, except, in the case of (x) and (z) only, for such conflicts, breaches, violations or defaults which would not, individually or in the aggregate with any other such conflicts, breaches, violations or defaults, have a Material Adverse Effect.

(xvi)  Independent Accountants.

Ernst & Young, the accountants who certified the consolidated financial statements for the applicable period ended December 31, 2003 of KDG, are independent auditors with respect to KDG and its consolidated subsidiaries within the meaning of § 43 sec. 1 German Law on the Regulation of the Profession of Auditors (Wirtschaftsprüferordnung).

(xvii)  Financial Statements.

The audited and unaudited consolidated financial statements (including the related notes) of KDG contained in the Offering Memorandum have been prepared in accordance with generally accepted accounting principles in Germany (“German GAAP”), consistently applied throughout the periods covered thereby, and they present fairly the financial position of the entities purported to be covered thereby at the respective dates indicated and their results of operations, net assets and cash flows for the respective periods indicated.  The financial information and operating data included in the Offering Memorandum (other than pro forma information) under the headings “Summary,” “Capitalization,” “Selected Financial Information,”

and “Operating and Financial Review and Prospects” and elsewhere present fairly the information shown therein and have been derived from the audited and unaudited consolidated financial statements included in the Offering Memorandum or from the accounting records or operating systems of KDG and its subsidiaries.

(xviii)  Pro Forma and Adjusted Financial Information.

The unaudited pro forma and adjusted financial information (including the related notes) included in the Offering Memorandum (A) includes all material adjustments to the financial information contained in the Offering Memorandum necessary to give effect to the transactions and circumstances referred to therein, and (B) gives appropriate effect to assumptions made on a reasonable basis, and fairly presents the proposed transactions contemplated by the Offering Memorandum.

(xix)  Absence of Proceedings.

Except as disclosed in the Offering Memorandum, there are no legal, governmental or regulatory actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of KDG, KDS and New KDS after due enquiry, threatened to which KDG or any of its subsidiaries is a party, or to which the property or assets of KDG or any of its subsidiaries is subject, before or brought by any court, arbitrator or governmental agency or body which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any of the Transaction Documents or which seek to restrain, enjoin, invalidate, prevent the consummation of or otherwise challenge the issuance or sale of the Notes or the Guarantees or the consummation of the other transactions contemplated in the Transaction Documents.

(xx)  Possession of Licenses and Permits.

(A)  Except as disclosed in the Offering Memorandum, each of KDG and its subsidiaries possesses all licenses, certificates, approvals, consents, permits, franchises and other authorizations issued by, and has made all declarations and filings with, the appropriate supra-national, federal, regional, local or foreign government or regulatory authorities or bodies which are necessary or customary for the ownership, license or lease of its properties or the conduct of its businesses as described in the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect. (B) None of KDG or any of its subsidiaries has received notification of any revocation or modification of any such license, certificate, approval, consent, permit, franchise or authorization referred to in (A) above that would have a Material Adverse Effect or has any reason to believe that any such license, certificate, approval, consent, permit, franchise or authorization referred to in (A) above will not be renewed in the ordinary course.

(xxi)  Taxes.

(A)  Each of KDG and its subsidiaries has filed all necessary federal, regional, local and foreign tax returns required to be filed by such entity through the date hereof, except where the failure to file such tax returns would not, individually or in the aggregate, have a Material Adverse Effect, and paid (or made adequate reserves for) all taxes shown as due thereon

(other than taxes the payment of which is being contested in good faith and for which adequate reserves have been provided).  No tax deficiency has been determined adversely to KDG or any of its subsidiaries which has had (nor does KDG or any of its subsidiaries have any knowledge of any tax deficiency which, if determined adversely to KDG or any of its subsidiaries, could reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect to KDG or any of its subsidiaries.  (B) Except as otherwise disclosed in the Offering Memorandum, under current laws and regulations of Germany and any political subdivisions thereof, all interest payments payable on the Notes or the Guarantees may be paid by KDG, KDS and New KDS in euro, dollars or another currency that may be converted into foreign currency that may be (subject to foreign exchange laws and regulations applicable to the transfer of funds to certain states subject to international economic sanctions) freely transferred out of Germany, and all such payments made to holders thereof who are non-residents of Germany will not be subject to income, withholding or other taxes under laws and regulations of Germany or any political subdivision or taxing authority thereof or therein, respectively, and will otherwise be free and clear of any other tax, duty, withholding or deduction in Germany or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Germany or any political subdivision or taxing authority thereof or therein.

(xxii)  Accounting Controls.

The Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with German GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(xxiii)  Title to Property.

Except as disclosed in the Offering Memorandum, KDG and each of its subsidiaries has good and marketable title to, or has valid rights to lease or otherwise use, all items of real property and personal property which are material to its business, in each case free and clear of all liens, charges, encumbrances, restrictions (other than liens or encumbrances imposed under the Senior Facilities Agreement and the Bridge Facility Agreement, or permitted thereby and by the Indenture), claims and defects and imperfections of title, except such as do not materially interfere with the use made and proposed to be made of such property or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xxiv)  Possession of Intellectual Property.

(A)  Except as disclosed in the Offering Memorandum, KDG and each of its subsidiaries owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, logos and other source indicators, copyrights, copyrightable works, Internet domain names, computer software and know-how (including trade secrets and other unpatented and unpatentable proprietary and confidential information, systems and procedures) necessary for the conduct of their respective businesses as described in the Offering Memorandum, except where the lack of such ownership or possession would not have, individually or in the aggregate, a Material Adverse Effect. (B) To the best of the knowledge of KDG and its subsidiaries, the conduct of their respective businesses will not conflict in any material respect with any such rights of others. (C) Neither KDG nor any of its subsidiaries has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, patent applications, trademarks, service marks, trade names, other rights to use all patents, patent applications, logos and other source indicators, copyrights, copyrightable works, Internet domain names, computer software or know-how which, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

(xxv)  Environmental Laws.

(A)  KDG and each of its subsidiaries is in compliance with, and not subject to liability under, applicable Environmental Laws (as defined below), except where the failure to comply with or liability under such Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect.  (B) KDG and each of its subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all permits required under any applicable Environmental Law and each of them is in full force and effect, except where the failure to make or provide such filings or notices or the failure to comply with or keep permits in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.  (C) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of KDG or any of its subsidiaries, threatened against KDG or any of its subsidiaries under any Environmental Law, which would, individually or in the aggregate, have a Material Adverse Effect.  (D) No lien, charge, encumbrance or restriction has been recorded under any Environmental Law (as defined below) with respect to any assets, facility or property owned, operated, leased or controlled by KDG or any of its subsidiaries, which would, individually or in the aggregate, have a Material Adverse Effect.

For purposes of this Agreement, “Environmental Laws” means the laws of Germany and any other country in which KDG or any of its subsidiaries operates or other laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, in effect or entered thereunder, relating to pollution or protection of the public (to the extent relating to exposure to hazardous materials), employee health and safety or the environment, including laws relating to (A) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (B) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (C) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

(xxvi)  Absence of Labor Disputes.

No labor dispute (including any strike, work stoppage or other industrial action) with the employees of KDG or any of its subsidiaries exists or is, to the knowledge of KDG or any of its subsidiaries, threatened, and neither KDG nor any of its subsidiaries is aware of any existing or imminent labor disturbance by its employees, which, in either case, would, individually or in the aggregate, have a Material Adverse Effect.

(xxvii)  Compliance With Employee Arrangements.

Each benefit and compensation plan, agreement, and arrangement that is maintained, administered or contributed to by KDG or any of the subsidiaries of KDG or any of their respective affiliates for current or former employees or directors of, or independent contractors with respect to, KDG or any of the subsidiaries of KDG or any of their respective affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations; the accrual made for each such plan, agreement or arrangement amounts to or exceeds the present value of all benefits accrued or earned or payments due under such plan, agreement or arrangement determined using reasonable actuarial assumptions.

(xxviii)  Insurance.

Except as disclosed in the Offering Memorandum, KDG and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance and insurance covering their liability for damage to property of third parties, business interruptions of Deutsche Telecom AG, Premiere, ARD and ZDF and injury to persons, which insurance is in amounts and insures against such losses and risks as are adequate to protect KDG and each of its subsidiaries and their respective businesses and as is customary for companies engaged in similar businesses in similar industries; and neither KDG nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(xxix)  Enforceability of Choice of Law and Jurisdiction.

The submission by KDG, KDS and New KDS to the jurisdiction of any U.S. federal or state court sitting in the State of New York and the designation of the law of the State of New York to apply to this Agreement and the Transactional Documents (except for the Share Pledge and the Interest Pledges) is valid and binding upon each of KDG, KDS and New KDS and would be recognized and upheld by the German courts subject to certain mandatory rules of the German conflicts of law rules (such as, e.g., the lex rei sitae principle with respect to rights in real property or movables) and provided that a German court (to the extent it assumes it is the court of competent jurisdiction) may give effect to the German “ordre public” and other mandatory rules of German law and/or the laws of another non-German jurisdiction to which the case is closely connected, in particular foreign exchange control regulations, if and to the extent such rules must be applied regardless of the chosen law.

(xxx)  Investment Company Act.

None of KDG, KDS or New KDS is, or after giving effect to the Offering and the issuance of the Notes and the application of the proceeds therefrom as described in the Offering

Memorandum, will be, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”).

(xxxi)  Trust Indenture Act.

On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act and the rules and regulations of the SEC applicable to an indenture which is qualified thereunder.

(xxxii)  Rule 144A Eligibility.

The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(xxxiii)  Foreign Private Issuer.

KDG is a “foreign private issuer” (as such term is defined in the rules and regulations of the Securities Act and the Exchange Act).

(xxxiv)  Similar Offerings.

None of KDG or any of its Affiliates (other than the Initial Purchasers as for which no representation is made) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in Section 2(a)(1) of the Securities Act) which is or could be integrated with the sale of the Notes in a manner that would require the registration of the Notes under the Securities Act.

(xxxv)  No General Solicitation.

None of KDG or any of its Affiliates or any other person acting on its or their behalf (other than the Initial Purchasers as to which no representation is made) has solicited offers for, or offered, or sold the Notes by means of any form of “general solicitation” or “general advertising” (in each case, within the meaning of such terms as in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(xxxvi)  No Registration Required.

Assuming the accuracy of the representations and warranties of the Initial Purchasers in, and compliance of the Initial Purchasers with the provisions of, Sections 4 and 8 hereof, it is not necessary, in connection with the Offering of the Notes to the Initial Purchasers, the offer, resale and delivery of the Notes by the Initial Purchasers and the issuance of the Guarantees in the manner contemplated by this Agreement and the Offering Memorandum, to register the Notes or the Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(xxxvii)  No Stabilization or Manipulation.

None of KDG, KDS or New KDS or any of their respective directors, officers, employees or, to the knowledge of KDG, KDS or New KDS, any controlling person (other than the Initial Purchasers as to which no representation is made) has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in the stabilization or manipulation of the price of any security of KDG, KDS or New KDS in order to facilitate the sale or resale of the Notes.  None of KDG, KDS or New KDS or their respective Affiliates (other than the Initial Purchasers as to which no representation is made) has distributed and, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not distribute any offering material in connection with the offering and sale of the Notes other than the Offering Memorandum or other materials, if any, permitted by the Securities Act and any other applicable securities laws and approved by the Representatives prior to such distribution.

KDG, KDS and New KDS have been informed of the existence of the United Kingdom Financial Services Authority stabilizing guidance contained in Section MAR 2, Ann 2G of the Handbook of rules and guidance issued by the Financial Services Authority.  None of KDG, KDS or New KDS has taken any action or omitted to take any action (such as issuing any press release relating to any securities without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilization safe harbor provided under the Financial Services and Markets Act 2000 (“FSMA”).

(xxxviii)  Margin Rules.

Neither the issuance, sale and delivery of the Notes nor the application of the proceeds thereof by KDG as described in the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System.

(xxxix)  Statistical and Market Data.

KDG, KDS and New KDS (A) believe (1) that the statistical and market-related data included in the Offering Memorandum (with the exception of the data referred to in subclause (B)) is based on or derived from sources that are reliable and (2) that such data is accurate in all material respects (with the exception of the data referred to in subclause (B)) and (B) have no reason to believe that such data to the extent that it relates to the Targets (1) is based on or derived from sources that are not reliable or (2) is not accurate in all material respects.

(xl)  No Directed Selling Efforts.

None of KDG, KDS or New KDS or any of their respective Affiliates or any person acting on their behalf (other than the Initial Purchasers, as to which no representation is made) has engaged in any directed selling efforts (as that term is defined in Regulation S (“Regulation S”)) with respect to the Notes.  KDG, KDS or New KDS have not and will not (up to and including the Closing Date) enter into any contractual arrangement with respect to the Notes except for this Agreement and the agreements contemplated hereby.

(xli)  No Substantial U.S. Market Interest.

KDG reasonably believes there is no “substantial U.S. market interest” (within the meaning of Rule 902(j) of Regulation S), in KDG’s debt securities.

(xlii)  Solvency; Bankruptcy.

On and immediately after the Closing Date, KDG, KDV, KDS and New KDS on an individual basis and KDG on a consolidated basis (after giving effect to the issuance of the Notes and the Guarantees and to the other transactions related thereto as described in the Offering Memorandum) will be Solvent (as defined below).

For purposes of this Agreement, “Solvent” means, that a party is neither over-indebted nor unable to pay its debts as they fall due within the meaning of Sections 17 et seq. of the German Insolvency Code (Insolvenzordnung).

To the knowledge of KDG, KDS and New KDS, no proceedings have been filed for or commenced for purposes of, and no judgment has been rendered for, the administration, liquidation, bankruptcy or winding-up of KDG, KDV, KDS, New KDS or any of KDG’s other material subsidiaries.

(xliii)  No Restrictions on Subsidiaries.

Except as provided by the Intercreditor Agreement, the Senior Facilities Agreement and the Bridge Facility Agreement (and subject to applicable mandatory corporate laws), no direct or indirect subsidiary of KDG is currently prohibited under any agreement or other instrument to which it is a party or is subject, from paying any dividends to its parent, from making any other distribution on such subsidiary’s capital stock, from  repaying to its parent any loans or advances to such subsidiary from its parent or from transferring any of such subsidiary’s properties or assets to its parent, KDG, or any other subsidiary of KDG.

(xliv)  Absence of Stamp Duty.

As of the Closing Date, no ad valorem, stamp or other issuance or transfer taxes or duties, documentary tax, registration tax or other similar taxes are or would be, as the case may be, payable by or on behalf of the Initial Purchasers in connection with (A) the issuance of the Notes, Exchange Notes or Guarantees, (B) the sale, transfer and delivery of the Notes, Exchange Notes or Guarantees or interests in the Notes, Exchange Notes or Guarantees to the Initial Purchasers or their direct or indirect transferees pursuant to this Agreement, the Registration Rights Agreement, or the purchase by the Initial Purchasers of the Notes, Exchange Notes or Guarantees or the resale of the Notes, Exchange Notes or Guarantees or interests in the Notes, Exchange Notes or Guarantees placed by or at the direction of the Initial Purchasers, (C) the resale of the Notes, Exchange Notes or Guarantees by the Initial Purchasers to purchasers therefrom in accordance with this Agreement or (D) the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

(xlv)  Unlawful Contributions.

Neither KDG nor any of its subsidiaries nor any of their respective directors, officers, agents, employees or other persons associated with or acting on behalf of KDG or any of its subsidiaries has to the knowledge of KDG, KDS or New KDS after reasonable investigation (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) caused any violation of any provision of any applicable law or regulation implementing the OECD convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xlvi)  Money Laundering Laws.

The operations of KDG and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of Germany and the European Union and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving KDG or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of KDG and KDS, threatened.

(xlvii)  Further Actions.

Since the date of the Offering Memorandum, none of KDG, KDS, New KDS or any of the other KDG subsidiaries has (i) issued or granted any securities, including, without limitation, any preference shares, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business or (iii) entered into any transaction not in the ordinary course of business.

(xlviii)  Distribution in Compliance with FSMA.

None of KDG, KDS or New KDS has distributed and, prior to the later to occur of (i) the Closing Date and (ii) the completion of the distribution of the Securities, will not distribute any material in connection with the offering and sale of the Notes other than the Preliminary Memorandum or the Final Memorandum or other materials, if any, permitted by FSMA (or regulations promulgated pursuant to FSMA) and approved by the parties to this Agreement.

(xlix)   Dutch Exemption.

On the basis of Article 5 of the Policy Rule on Key Concepts of Market Access and Enforcement of the ASCI 1992 (beleidsregel kernbegrippen markttoetreding en handhaving Wtk 1992) as published by the Dutch Central Bank, KDG does not qualify as a credit institution (kredietinstelling) within the meaning of the Act on the Supervision of Credit Institutions 1992 (Wet toezicht kredietwezen 1992 or “ASCI 1992”)  In particular:

(i)                                     KDG actively controls and manages its subsidiaries (dochtermaatschappij) within the meaning of Section 2:24a of the Dutch Civil Code; and

(ii)                                  KDG’s finance and investment activities do not form a separately identifiable business activity; or
(iii)                               KDG’s finance and investment activities are performed exclusively in support of the Group’s activities.

(l)  Sales in Germany.

Each of KDG, KDS and New KDS confirms that it is aware of the fact that no sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to the Notes and that it will comply with the Act and any other laws and legal and regulatory requirements applicable in the Federal Republic of Germany with respect to the issue, sale and offering of securities, whether as part of their initial distribution or as part of any resale of the Notes in the secondary market.  In particular, each of KDG, KDS and New KDS represents that it has not engaged and agrees that it will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any of the Notes otherwise than in accordance with the Act.

(b)         Officer’s Certificates.

Any certificate signed by an officer or director of any of KDG, KDS and New KDS and delivered to the Initial Purchasers or to counsel for the Initial Purchasers pursuant to the terms of this Agreement shall be deemed a representation and warranty by KDG, KDS and/or New KDS, as the case may be, to the Initial Purchasers as to the matters covered thereby.

3.                                      Purchase, Sale and Delivery of the Notes.

On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, KDG agrees to issue and sell to the Initial Purchasers and each Initial Purchaser, acting severally and not jointly, agrees to purchase the aggregate principal amount of the Notes from KDG as set forth opposite such Initial Purchaser’s name in Schedule I hereto, at a price equal to 100% of the principal amount of the Notes.  In compensation for the Initial Purchasers’ commitment, the Issuer will pay to the Initial Purchasers, to such account or accounts as Deutsche Bank AG London shall specify, commissions calculated on the aggregate principal amount of the Notes of 2.59% for management and underwriting (the “Initial Purchasers’ Commission”) (each Initial Purchaser to receive a proportion of the Initial Purchasers’ Commission equal to the proportion set forth opposite such Initial Purchaser’s name in Schedule I hereto) and an amount of €500,000 for legal fees and expenses.

One or more global notes for the Euro Notes that the Initial Purchasers have agreed to purchase hereunder, in such denomination or denominations and registered in such name or names as the Initial Purchasers request, shall be delivered by or on behalf of KDG to the common depositary (the “Common Depositary”) for Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), for credit to the accounts at Euroclear and/or Clearstream of the Initial Purchasers or such other accounts as the Representatives may direct, against payment by or on behalf of the Initial Purchasers of the cash purchase price therefore by wire transfer (same day funds) to such account or accounts as KDG shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date.  Such delivery of and payment for the Notes shall be made at the offices of Cravath, Swaine & Moore LLP, CityPoint, One Ropemaker Street, London, EC2Y 9HR on the Closing Date, or at such other place, time or date as the Representatives and KDG may agree upon.

Payment for the Dollar Notes that the Initial Purchasers have agreed to purchase hereunder, in such denomination or denominations and registered in such name or names as the Representatives request, shall be made by or on behalf of KDG against delivery of the Dollar Notes to The Depository Trust Company (“DTC”) or its nominee, for credit to the account at DTC of the Initial Purchasers or such other accounts as the Representatives may direct.  The Initial Purchasers hereby requests KDG to deliver against cash payment each of the global notes for the Dollar Notes to DTC on the date immediately prior to the Closing Date.  KDG will make the global notes for the Notes available for checking by the Representatives at the offices of Cravath, Swaine & Moore LLP in London, or at such other place the Representatives and KDG may agree upon, at least 24 hours prior to the Closing Date.

4.                                      Offering by the Initial Purchasers.

The Initial Purchasers propose to make an offering (“Exempt Resales”) of the Notes solely to (i) persons whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” as defined in Rule 144A (“QIBs”), and (ii) persons permitted to purchase the Notes in offshore transactions in reliance on Regulation S, at the price and upon the terms set forth in the Offering Memorandum, as soon as practicable after this Agreement is entered into and as in the reasonable judgment of the Initial Purchasers is advisable.

The Representatives may, to the extent permitted by applicable laws, over-allot and effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so they shall not act as agent for KDG,  KDS or New KDS and any loss resulting from such activity shall be borne, and any profit arising from such activity shall be retained, by each Representative or, as the case may be, the Representatives in a manner agreed between them.

5.                                      Covenants of KDG, KDS and New KDS.

KDG, KDS and New KDS severally, but not jointly, covenant and agree with the Initial Purchasers that:

(a)         Offering Memorandum.

KDG will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Offering Memorandum (including all amendments and supplements thereto) as the Initial Purchasers may reasonably request.

(b)         Amendments to the Offering Memorandum.

Prior to making or distributing any amendment or supplement to the Offering Memorandum, KDG will promptly furnish a copy thereof to the Representatives and their counsel for review and will not effect any such amendment or supplement to which the Representatives reasonably object (notice of such objection being delivered to KDG after a reasonable period of review).  KDG will promptly, upon the reasonable request of the Representatives or counsel for the Representatives, make any amendments or supplements to the Offering Memorandum that may be necessary or advisable in connection with the Exempt Resales of the Notes by the Initial Purchasers.

(c)          Qualification of the Notes for Offer and Sale.

KDG will cooperate with the Representatives in arranging for the qualification of the Notes for offering and sale under the securities or “Blue Sky” laws of such jurisdictions as the Representatives may designate and will continue such qualifications in effect for as long as may be reasonably necessary to complete the Exempt Resales of the Notes; provided, however, that in connection therewith, KDG shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal amount in any such jurisdiction where it is not then so qualified or subject.

(d)         Notice and Effect of Material Events.

If, at any time prior to the completion of the distribution by the Initial Purchasers of the Notes, (i) any governmental or regulatory authority issues any order preventing or suspending the use of the Offering Memorandum or initiates or threatens any proceeding for that purpose, (ii) any event occurs or information becomes known as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) if for any other reason it is necessary at any time to amend or supplement the Offering Memorandum to comply with applicable law, KDG will promptly notify in writing the Initial Purchasers thereof and will prepare, at the expense of KDG, an amendment or supplement to the Offering Memorandum that corrects such statement or omission or effects such compliance.

(e)          Use of Proceeds.

KDG will apply the net proceeds from the sale of the Notes as set forth in the Offering Memorandum.

(f)            Reports.

For so long as any of the Notes remain outstanding, KDG will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by KDG to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by any of KDG, KDS or New KDS with any securities exchange on which any class of their respective securities may be listed.

(g)           Similar Offerings.

None of KDG or any of its Affiliates will, directly or indirectly, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) which is, will or could be integrated with the sale of the Notes in a manner which would require the registration under the Securities Act of the Notes.

(h)         No General Solicitation.

KDG will not, and will not permit any of its Affiliates or any other person acting on their behalf to, (i) engage in any form of general solicitation or general advertising (as defined in Regulation D) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, or (ii) offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Notes under circumstances in which such offer, sale, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offering and sale of the Notes as contemplated by this Agreement and the Offering Memorandum.

(i)            Rule 144A Information.

For so long as any of the Notes remain outstanding, KDG will make available at its expense, upon request, to any holder of Notes that are “restricted securities” as defined in Rule 144A and any prospective purchasers thereof, the information specified in Rule 144A(d)(4) under the Securities Act, unless KDG is then subject to Section 13 or 15(d) of the Exchange Act or is exempt from reporting pursuant to Rule 12g3-2(b) thereunder and Rule 144A(d)(4) does not require that KDG makes such information available with respect to such restricted securities.

(j)            Clearance and Settlement.

KDG will use its reasonable best efforts, in cooperation with the Representatives, to cause the Notes to be eligible for clearance and settlement through Euroclear, Clearstream and DTC.  For so long as the Notes are eligible for resale, if requested by the Representatives, KDG will use its reasonable best efforts to permit the Notes to be eligible for settlement through the book-entry facilities of Euroclear, Clearstream and DTC.

(k)         No Stabilization.

KDG will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

(l)            Listing.

KDG will use its reasonable best efforts to cause the Notes to be listed on the Luxembourg Stock Exchange (or, failing the approval of the listing of the Notes on the Luxembourg Stock Exchange, it will use its reasonable best efforts to cause the Notes to be listed on another stock exchange reasonably satisfactory to KDG and the Representatives) as soon as practicable and in any event prior to the date of the first interest payment and cause that such listing continues for so long as any of the Notes are outstanding.

(m)      No Directed Selling Efforts.

KDG will not, and will not permit any of its Affiliates or any other person acting on their respective behalf, to engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(n)         Restrictions on Sale of Securities.

Other than pursuant to and in accordance with the Registration Rights Agreement, during a period of 90 days from the date of the Final Memorandum, neither KDG nor any of its subsidiaries will (except with the consent of the Representatives) offer for sale, sell, contract to sell, grant an option for the sale of, or otherwise dispose of, directly or indirectly, any other debt securities issued or guaranteed by KDG, KDS, New KDS or any of KDG’s other subsidiaries (other than the Notes or other debt financing (including the offer and sale of high yield bonds) in connection with the Target Acquisitions or the Alternative Transactions as contemplated by the Offering Memorandum) or securities of KDG, KDS, New KDS or any of KDG’s other subsidiaries that are convertible into, or exchangeable with the Notes or such other debt securities.

(o)         Restrictions on Resale of Securities.

During the period from the Closing Date until two years after the Closing Date, without the prior written consent of the Representatives, KDG will not, and will not permit any of its Affiliates to, resell any of the Notes or Exchange Notes that have been reacquired by any one of them, except for Notes or Exchange Notes purchased by KDG or any of its Affiliates and resold in a transaction registered under the Securities Act or in a transaction outside the United States in reliance on and in compliance with Regulation S and except for Notes or Exchange Notes purchased by Goldman Sachs International or its Affiliates and resold by them in connection with market-making activities.

(p)         Legends.

Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Offering Memorandum for the time period and upon the terms stated in the Offering Memorandum.

(q)         Performance of Necessary Acts.

KDG, KDS and New KDS will do and perform all things reasonably required to be done and performed by each of them under this Agreement that are within its control prior to or after the Closing Date, and use their reasonable best efforts to satisfy all conditions precedent on their part to the delivery of the Notes and the issuance of the Guarantees.

(r)           No Action Requiring Amendments to the Offering Memorandum.

KDG will not take or permit any subsidiary to take any action prior to the Closing Date which would require the Offering Memorandum to be amended or supplemented pursuant to Section 5(b) hereof.

(s)    Communications with the Press.

From the date hereof until the Closing Date, none of KDG or any of its subsidiaries will issue any press release or other communication directly or indirectly or hold any press conference with respect to KDG or any of its subsidiaries, or their condition, financial or otherwise, or result of operations, business affairs or business prospects (except for routine marketing communications in the ordinary course of business and consistent with the past practices), without the prior written consent of the Representatives, unless in the judgment of KDG, KDS and New KDS and their counsel, and after notification to the Representatives, such press release or communication is required by law.

6.                                      Expenses.

KDG agrees to pay (in addition to the commission represented by the price specified in Section 3 hereof) promptly upon request (and, if reasonably requested, delivery of supporting documentation) all costs and expenses incident to the performance of the transactions under the Transaction Documents, whether or not the transactions contemplated herein and therein are consummated or this Agreement is terminated pursuant to Section 11 hereof (except in the event of a termination of this Agreement due to a default of the Initial Purchasers in which case, for the avoidance of doubt, the provision of the Engagement Letter dated March 16, 2004 between the parties shall apply), including costs and expenses incidental to: (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby and thereby, including any costs of printing the Offering Memorandum (including all costs of shipping and distribution of the Offering Memorandum) and any amendment or supplement thereto, and any “Blue Sky” memorandum or similar memorandum applicable to sales of securities in European national and regional jurisdictions; (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents; (iii) fees and out-of-pocket costs and expenses of the counsel, the accountants and any other experts or advisors retained by KDG; (iv)(A) fees, costs and expenses (including travel-related costs) of counsel to the Initial Purchasers and (B) travel-related costs of the Initial Purchasers (excluding roadshow costs), provided that if the offering of the Notes is consummated, KDG shall not be responsible for any fees, costs and expenses under (iv)(A) and (iv)(B), in excess of €500,000 in the aggregate (and the Initial Purchasers agree to rebate any previously reimbursed costs and expenses in excess of €500,000 in the aggregate); (v) the authorization, preparation (including printing), issuance, sale and delivery to the Initial Purchasers of the Notes; (vi) the qualification of the Notes under European national and regional laws and U.S. state securities and “Blue Sky” laws; (vii) any meetings with prospective investors in the Notes or other roadshow costs; (viii) fees and expenses of the Trustees, registrar or transfer agent and paying agent, including fees and expenses of counsel to the Trustees, registrar or transfer agent and paying agent; (ix) all expenses and listing fees, including those incurred in connection with the listing of the Notes on the Luxembourg Stock Exchange; (x) any fees charged by investment rating agencies for the rating of the Notes; (xi) all stamp or other issuance or transfer taxes or governmental duties, if payable by the Initial Purchasers in connection with the issue, purchase and sale of the Notes to the Initial Purchasers and resales by the Initial Purchasers to initial purchasers thereof; and (xii) all other reasonable out-of-pocket costs and expenses incurred by the Initial Purchasers in connection with the transactions contemplated hereby, including, without limitation, due diligence costs, but excluding any travel-related costs (with the exception of travel-related costs incurred in connection with a roadshow) in excess of the cap described in clause (iv).

7.                                      Conditions of the Initial Purchasers’ Obligations.

The obligation of the Initial Purchasers to purchase and pay for the Notes shall, in their absolute and sole discretion, be subject to the accuracy of the representations and warranties of KDG, KDS and New KDS, the accuracy of the statements of KDG, KDS and New KDS and their respective officers made in any certificates delivered pursuant hereto, the satisfaction by each of KDG, KDS and New KDS of its covenants and other obligations hereunder and to the following additional conditions on or prior to the Closing Date:

(a)         Delivery and Accuracy of Offering Memorandum.

The Offering Memorandum (and any amendments or supplements thereto) will have been printed and copies distributed to the Initial Purchasers as promptly as practicable on or after the date of this Agreement or at such other date and time as to which the Initial Purchasers may agree.  The Initial Purchasers shall not have discovered and disclosed to KDG on or prior to the Closing Date that the Offering Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which is material or omits to state a fact which is material and is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)         Opinion of U.S. Counsel for KDG.

On the Closing Date, the Initial Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of Simpson Thacher & Bartlett LLP, U.S. counsel to KDG, in the form set forth in Exhibit A hereto or otherwise in form and substance reasonably satisfactory to the Representatives.

(c)          Opinion of German Counsel for KDG

On the Closing Date, the Initial Purchasers shall have received the opinions, dated as of the Closing Date and addressed to the Initial Purchasers, of Freshfields Bruckhaus Deringer, German counsel to KDG, in the form set forth in Exhibit B-1 hereto and of Milbank, Tweed, Hadley & McCloy LLP, special German counsel to KDG, in the form set forth in Exhibit B-2 hereto or, in each case, otherwise in form and substance reasonably satisfactory to the Representatives.

(d)         Opinion of General Counsel to KDG.

On the Closing Date, the Initial Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of the general counsel to KDG in the form set forth in Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Representatives.

(e)   Opinion of Counsel for the Initial Purchasers.

On the Closing Date, the Initial Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of Cravath, Swaine & Moore LLP, U.S. counsel for the Initial Purchasers, and Allen & Overy LLP, German counsel for the Initial Purchasers, with respect to such matters as the Representatives may reasonably require, and KDG shall furnish to such counsel such documents and information as such counsel reasonably requests for the purpose of enabling them to pass on such matters.

(f)            Accountants’ Comfort Letters.

At the time of the execution of this Agreement, KDG shall have furnished to the Initial Purchasers letters from Ernst & Young and PricewaterhouseCoopers (collectively the “Initial Letters”), relating to each of KDG, Ish, Iesy and KBW, addressed to the Representatives and dated as of the date of this Agreement, in the form set forth in Exhibits D, E, F and G hereto or otherwise in form and substance satisfactory to the Representatives.

(g)         Bring-down Comfort Letters.

KDG shall have furnished to the Initial Purchasers letters relating to each of KDG, Ish, Iesy and KBW (the “Bring-Down Letters”) from Ernst & Young and PricewaterhouseCoopers, addressed to the Initial Purchasers and dated as of the Closing Date, stating, as of the date of each Bring-Down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date prior to the date of the Bring-Down Letter to be reasonably agreed upon), that the conclusions and findings of such accountants with respect to the financial information and other matters covered by the Initial Letters are accurate, and confirming in all material respects the conclusions and findings set forth in the Initial Letter.

(h)         Listing.

The Notes shall have been approved for listing on the Luxembourg Stock Exchange (or, failing such approval, the Notes shall have been approved for listing on another stock exchange satisfactory to the Representatives), or if not yet listed, the Representatives shall in their reasonable judgment be satisfied that the Notes will be listed as promptly as practicable after the Closing Date.

(i)            Trustee Matters.

The Trustee shall have furnished to the Initial Purchasers evidence in form and substance reasonably satisfactory to the Representatives to the effect that (i) the Indenture has been duly authorized, executed and delivered by such Trustee, (ii) each person who, on behalf of such Trustee, executed and delivered the Indenture was, at the date thereof, and is now duly elected, appointed or authorized, qualified and acting as an officer or authorized signatory of such Trustee and duly authorized to perform such acts at the respective times of such acts and the signatures of such persons appearing on such document are their genuine signatures and (iii) such other matters reasonably requested by the Representatives to be included in such officer’s certificate.

(j)            Officers’ Certificate.

The Initial Purchasers shall have received a certificate from KDG, dated as of the Closing Date, signed on behalf of KDG by the Chief Executive Officer and the Chief Financial Officer, to the effect that each such officer has reviewed the Offering Memorandum and that, to the best of their knowledge:

(i)                                     as of the Closing Date, the Offering Memorandum does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)                                  since the date of the most recent financial statements included in the Offering Memorandum, other than as described in the Offering Memorandum, none of KDG or any of its subsidiaries has incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business) that taken, individually or in aggregate, would have a Material Adverse Effect, or entered into any transactions not in the ordinary course of business that taken, individually or in aggregate, would have a Material Adverse Effect and, other than as contemplated by the Offering Memorandum, there shall not have been any change in the capital stock or long-term indebtedness of any of KDG or any of its subsidiaries that taken, individually or in aggregate, would have a Material Adverse Effect;
(iii)                               each of KDG, KDS and New KDS has performed in all material respects all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and
(iv)                              the representations and warranties of KDG, KDS and New KDS contained in this Agreement are true and correct in all material respects as if made on and as of the Closing Date (other than to the extent any such representation or warranty is expressly made with respect to another specified date).

(k)         Absence of Proceedings/Stop Orders.

No action shall have been taken and no statute, rules, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Notes or Guarantees as contemplated by the Offering Memorandum; and no injunction, restraining order or order of any other nature by any supra-national, federal, regional, local or foreign court of competent jurisdiction shall have been commenced or shall be pending or threatened as of the Closing Date which would, temporarily or permanently, prevent the issuance or sale of the Notes or Guarantees.

(l)            Operation of the Business.

Subsequent to the date of the Offering Memorandum, and on or prior to the Closing Date, the conduct of the business and operations of KDG and its subsidiaries shall not have been interfered with by any strike, labor dispute, work slowdown, work stoppage, fire, flood, hurricane, accident, terrorist attack, war or other calamity (whether or not insured), and, except as otherwise stated therein, the properties of KDG and its subsidiaries shall not have sustained any loss or damage (whether or not insured) as a result of any such occurrence, except any such interference, loss or damage which would not, whether individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

(m)      No Material Adverse Change.

Subsequent to the date hereof or, if earlier, the date as of which information is given in the Offering Memorandum (exclusive of any amendment or supplement thereto), and except as expressly contemplated by the Offering Memorandum, there shall not have been any Material Adverse Effect, or any development or event that would reasonably be expected in the judgment of the Representatives to have a Material Adverse Effect the effect of which is, in the sole judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement and the Offering Memorandum (exclusive of any amendment or supplement thereto).

(n)         No Downgrade.

Subsequent to the execution and delivery of this Agreement, the rating of any series of the Notes shall not have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization,” as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act.

(o)         No Suspension.

Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) (A) trading in securities generally on the Luxembourg Stock Exchange, the Frankfurt Stock Exchange, the London Stock Exchange, the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited, or minimum prices shall have been established on any such exchange or market, or (B) trading in any securities of KDG or any of its subsidiaries on any exchange or in the over-the-counter market shall have been suspended; (ii) any banking moratorium shall have been declared by German, Luxembourg, New York, U.K. or U.S. authorities; or (iii) there shall have been (A) an outbreak or escalation of hostilities between Germany, the United Kingdom or the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving any member of the European Union or the United States or any other national or international calamity, emergency or war, or (C) any material adverse change in the financial markets of Germany, the United Kingdom, the United States or world financial markets generally which, in the case of (A), (B) or (C) above and in the sole judgment of the Representatives, makes it impracticable or inadvisable to proceed with the Offering or the delivery of any series of the Notes as contemplated by the Offering Memorandum (exclusive of any amendment or supplement thereto).

(p)         Execution of Transaction Documents.

On the Closing Date, the Registration Rights Agreement (in form and substance reasonably satisfactory to the Representatives), the Indenture (in form and substance satisfactory to the Representatives), the Notes, the Exchange Notes, the Guarantees, the Intercreditor Agreement, the Share Pledge and any other Transaction Document shall have been duly and validly executed and delivered by KDG, KDS, New KDS and the Trustee, as the case may be, and such agreements shall be in full force and effect at all times from and after the Closing Date.

(q)         Appointment of Agents.

KDG shall have appointed The Bank of New York to act as registrar, transfer agent and principal paying agent under the Indenture, and The Bank of New York (Luxembourg) S.A. to act as Luxembourg paying agent and transfer agent under the Indenture.  In addition, KDG, KDS and New KDS shall have appointed CT Corporation System as their agent for service of process in accordance with Section 17 of this Agreement.

(r)           Additional Documents.

On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, certificates, letters, schedules or instruments relating to the business, corporate, legal and financial affairs of KDG and its subsidiaries as they shall have reasonably requested from KDG and KDS.

All such documents, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are satisfactory in all material respects to the Representatives and counsel for the Initial Purchasers.  KDG shall furnish to the Initial Purchasers such conformed copies of such documents, certificates, letters, schedules and instruments delivered pursuant to this Agreement in such quantities as the Initial Purchasers shall reasonably request.

8.                                      Offering of Notes; Restrictions on Transfer.

The Initial Purchasers will, subject to the terms and conditions of this Agreement, offer the Notes for sale in accordance with the following selling restrictions and hereby represent, on and as of the date hereof and the Closing Date, and covenant (on a several but not joint basis) as follows:

(a)         Accredited Investor.

Each Initial Purchaser represents and warrants to KDG, KDS and New KDS that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b)         No General Solicitation.

None of the Initial Purchasers, their Affiliates nor any person acting on their behalf, has or will solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or as regards Luxembourg, within the meaning of Luxembourg laws, rules and regulations.

(c)          Offers and Sales Only to Eligible Purchasers.

The Initial Purchasers agree with KDG, KDS and New KDS that they are not acquiring the Notes with the intention of offering or selling the Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction and they have solicited and will solicit offers for the Notes only from, and will offer the Notes only to (i) in the case of offers inside the United States, persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions in compliance with Rule 144A, and (ii) in the case of offers outside the United States, to persons (other than U.S. persons) permitted to purchase the Notes in offshore transactions in reliance on Regulation S (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) (such persons specified in clauses (i) and (ii) above are referred to as “Eligible Purchasers”).

(d)         Offers and Sales Outside of the United States.

The Initial Purchasers represent and warrant to KDG, KDS and New KDS with respect to offers and sales outside the United States that (i) the Notes have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to Rule 144A or another exemption from the registration requirements of the Securities Act, and (ii) it has offered the Notes and will offer and sell the Notes as part of its distribution in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes and it and they have complied with Regulation S in connection with the offering of the Notes.

(e)          German Selling Restrictions.

Each Initial Purchaser confirms that it is aware of the fact that no sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to the Securities and that it will comply with the Act and any other laws and legal and regulatory requirements applicable in the Federal Republic of Germany with respect to the issue, sale and offering of securities, whether as part of their initial distribution or as part of any resale of the Securities in the secondary market.  In particular, each of the Initial Purchaser represents that it has not engaged and agrees that it will not engage in a public offering

(öffentliches Angebot) within the meaning of the Act with respect to any Securities otherwise than in accordance with the Act.

(f)            UK Selling Restrictions.

Each Initial Purchaser represents and warrants to KDG, KDS and New KDS that (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended, (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from, or otherwise involving the United Kingdom, and (iii) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity(within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to KDG, KDS and New KDS.

(g)         Reliance.

The Initial Purchasers acknowledge that KDG, KDS and New KDS, and for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 7 hereof, counsel to KDG and counsel to the Initial Purchasers may rely on the accuracy of the foregoing representations.

(h)         Completion of the Distribution.

The Initial Purchasers agree to promptly notify KDG of the completion of the distribution of the Notes.

9.                                      Indemnification.

(a)         Indemnification of the Initial Purchasers.

Each of KDG, KDS and New KDS (but KDS and New KDS only subject to the limitations set forth below) agrees, jointly and severally, to indemnify and hold harmless the Initial Purchasers from any losses, claims, damages, liabilities, cost or expense (including without limitation, reasonable legal fees, costs and expenses) (“Losses”) to which the Initial Purchasers or any of their officers, directors, employees or agents or any person who controls any of the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act may become subject under the Securities Act, the Exchange Act or otherwise, insofar as any Losses (or actions in respect thereof) arise out of or are based upon:

(i)                                     any untrue statement or alleged untrue statement of any material fact contained in (A) the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto or (B) any application or other document, or any amendment or supplement thereto, executed by or on behalf of KDG, KDS or New KDS or based upon written information furnished by or on behalf of KDG, KDS or New KDS filed in any jurisdiction in order to qualify the Notes under the securities or “Blue Sky” laws thereof or filed with any securities association or securities exchange (each an “Application”);
(ii)                                  the omission or alleged omission to state, in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto or any Application, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

and will reimburse, as incurred, the Initial Purchasers and each such controlling person for any reasonable legal or other expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action; provided, however, that KDG, KDS and New KDS will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto or any Application in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to KDG, KDS and New KDS by the Initial Purchasers specifically for use therein and provided further, however, that with respect to any untrue statements or omission of a material fact made in the Preliminary Memorandum, the indemnity agreement contained in this Section 9(a) shall not inure to the benefit of any Initial Purchaser from whom the person asserting any such loss, claim, damage or liability purchased the Notes concerned in any initial resale of the Notes by the Initial Purchaser, to the extent that any such loss, claim, damage or liability of such Initial Purchaser results from the fact that (i) the untrue statement or omission of a material fact contained in the Preliminary Memorandum was corrected in the Final Memorandum, (ii) KDG had previously furnished copies of the Final Memorandum to such Initial Purchaser in the requisite quantity on a timely basis to permit proper delivery prior to or on such Closing Date and (iii) such loss, claim, damage or liability results from the fact that there was not sent out or given to such person at or prior to the written confirmation of the sale of such Notes to such person, a copy of the Final Memorandum; and provided further, however, that, to the extent that any such claim against KDS or New KDS for indemnification or holding harmless from any Losses arises out of or is based upon any untrue statement or omission or alleged untrue statement or alleged omission in the Preliminary Memorandum or the Final Memorandum which, in the case of KDS, relates solely to or is only made by KDG or, in the case of New KDS, relates solely to or is made only by KDG and/or KDS, the enforcement of any such claim against KDS or New KDS for indemnification or holding harmless from any Losses shall be, at the date hereof and at any time hereafter until the full and complete discharge of any and all such claims, limited to the extent that such enforcement would have the effect of causing KDV’s Net Assets (as defined below) to fall below an amount equal to its registered share capital (Stammkapital).  KDV’s Net Assets (the “Net Assets”) are calculated as KDV’s total assets less its liabilities (including accruals (Rückstellungen)).  For the purposes of calculating the Net Assets, loans and other contractual liabilities incurred in violation of the provisions of this Purchase Agreement, any of the other Transaction Documents, the Amended and Restated Senior Credit Agreement dated May 26,

2004, and executed May 27, 2004 among KDG, KDS, Deutsche Bank AG London and the Amended and Restated Bridge Credit Agreement dated May 26, 2004 and executed May 27, 2004 among, among others, KDG, KDS and Deutsche Bank AG London shall be disregarded.  Furthermore, in the event that KDV should not have sufficient assets to maintain its capital, KDV shall, in order to determine its Net Assets, realize any and all of its assets that (i) are reflected on the balance sheet with a book value (Buchwert) which is significantly lower than the market value of such assets, and (ii) are not necessary for the Relevant Company’s business (betriebsnotwendig).  This indemnity will be in addition to any liability that each of KDG, KDS and New KDS may otherwise have to the indemnified parties.  KDG, KDS and New KDS shall not be liable under this Section 9 for any settlement of any claim or action effected without its consent, which shall not be unreasonably withheld.  The Initial Purchasers shall not, without the prior written consent of KDG, KDS and New KDS, which shall not be unreasonably withheld, effect any settlement or compromise of any pending or threatened proceeding in respect of which any of KDG, KDS and New KDS is or could have been a party, or any indemnity could have been sought hereunder by KDG, KDS and New KDS, unless such settlement (A) includes an unconditional written release of KDG, KDS and New KDS, in form and substance reasonably satisfactory to KDG, KDS and New KDS, from all liability or claims that are the subject matter of such proceeding, and (B) does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of KDG, KDS and New KDS.

(b)         Indemnification of KDG, KDS and New KDS.

Each of the Initial Purchasers agrees, severally but not jointly, to indemnify and hold harmless KDG, KDS and New KDS, their directors, officers and each person, if any, who controls any of KDG, KDS or New KDS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any Losses to which KDG, KDS and New KDS or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon:

(i)                                     any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto or any Application; or
(ii)                                  the omission or the alleged omission to state a material fact required to be stated in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto or any Application, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to KDG, KDS and New KDS by such Initial Purchaser specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable legal or other expenses incurred by KDG, KDS and New KDS or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such Loss or action in respect thereof.  This indemnity will be in addition to any liability that such Initial Purchaser may otherwise have to the indemnified parties.  No Initial Purchaser shall be liable under this Section 9 for any settlement of any claim or action effected without its consent.  KDG, KDS and New KDS shall not, without the prior written consent of the Initial Purchasers, effect any settlement or compromise of any pending or threatened proceeding in respect of which such Initial Purchasers is or could have been a party, or indemnity could have been sought hereunder by the Initial Purchasers, unless such settlement (A) includes an unconditional written release of the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers, from all liability on claims that are the subject matter of such proceeding, and (B) does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Initial Purchasers.

(c)          Procedures.

Promptly after receipt by an indemnified party under this Section 9 of a notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof, provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 9 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 9.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in the defense thereof, and to the extent that it may elect by written notice delivered to such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if an indemnified party shall have been advised by legal counsel that there are actual or potential conflicting interests between the indemnifying party and such indemnified party, including situations in which there are one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, such indemnified party shall have the right to select and be represented by separate counsel.  Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of any action and approval by such indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by an indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless (a) such indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by an indemnified party, (in addition to any local counsel) for all indemnified parties who are party to such action), (b) the indemnifying party shall not have employed counsel reasonably satisfactory to such indemnified party to represent such indemnified party within a reasonable time after notice of commencement of such action or (c) the indemnifying party has authorized in writing the employment of counsel for such indemnified party; and except that, if clause (a) or (c) thereof is applicable, the liability of the indemnifying party for such expenses shall only be in respect of the counsel referred to in clause (a) or (c) hereof.

(d)           Contribution

If the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless an indemnified party under Section 9(a) or 9(b), then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of any loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by KDG, KDS and New KDS on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of KDG, KDS and New KDS on the one hand and the Initial Purchasers on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations.  The relative benefits received by KDG, KDS and New KDS on the one hand and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by or on behalf of KDG and KDS, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other, bear to the total gross proceeds from the sale of the Notes under this Agreement.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to KDG, KDS or New KDS or information supplied by KDG, KDS or New KDS on the one hand or to any information supplied by the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omissions.  KDG, KDS, New KDS and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 9 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein.  The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 9 shall be deemed to include, for purposes of this Section 9, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending or preparing to defend any such action or claim.  Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased by it under this Agreement exceeds the amount of any damages which such Initial Purchaser has otherwise paid or becomes liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute under this Section 9(d) are several and not joint.

10.                               Survival Clause.

The respective representations, warranties, agreements, covenants and indemnities of KDG, KDS and New KDS and the Initial Purchasers set forth in this Agreement or any certificate delivered pursuant hereto shall survive delivery of and payment for the Notes and shall remain in full force and effect regardless of the termination or cancellation of this Agreement.

11.                               Termination.

This Agreement may be terminated in the discretion of the Initial Purchasers by written notice to KDG, KDS and New KDS given prior to the Closing Date in the event that any of KDG, KDS and New KDS has failed, refused or been unable to perform its obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchasers of their obligations hereunder) at or prior thereto or, if at or prior to the Closing Date:

(i)                                     KDG or any of its subsidiaries shall have sustained any loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, accident, terrorist attack, war or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the judgment of the Representatives, has had, individually or in the aggregate, a Material Adverse Effect, or there shall have been, in the judgment of the Representatives, any development or event that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including, without limitation, a change in control of KDG, KDS or New KDS or any other material subsidiary of KDG), or is, in the judgment of the Representatives, material and adverse and makes it impractical or inadvisable to proceed with the Offering on the terms and conditions and in the manner contemplated by this Agreement and the Offering Memorandum, except in each case as described in the Offering Memorandum (exclusive of any amendment or supplement thereto);
(ii)                                  (A) trading in securities generally on the Luxembourg Stock Exchange, the Frankfurt Stock Exchange, the London Stock Exchange, the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited, or minimum prices shall have been established on any such exchange or market, or (B) trading in any securities of KDG or any of its subsidiaries on any exchange or in the over-the-counter market shall have been suspended;
(iii)                               any banking moratorium shall have been declared by German, Luxembourg, New York, U.K. or U.S. authorities;
(iv)                              there shall have been (A) an outbreak or escalation of hostilities between Germany, the United Kingdom or the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving any member of the European Union or the United States or any other national or international calamity, emergency or war, or (C) any material adverse change in the financial markets of Germany, the United Kingdom, the United States or world financial markets generally which, in the case of (A), (B) or (C) above and in the sole judgment of the Representatives, makes it impracticable or inadvisable to proceed with the Offering or the delivery of any series of the Notes as contemplated by the Offering Memorandum; or
(v)                                 the rating of any of the Notes shall have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization,” as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act.

Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Sections 6 and 9 hereof.

12.                               Defaulting Initial Purchasers.

If, on the Closing Date, any Initial Purchaser or Initial Purchasers default in the performance of their obligations under this Agreement to purchase the Notes and the aggregate principal amount that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total aggregate principal amount of the Notes to be purchased by all Initial Purchasers on such date, Deutsche Bank AG London may make arrangements for the purchase of such Notes by other persons, including any of the Initial Purchasers, but if no such arrangements are made by the close of business of the Closing Date, the non-defaulting Initial Purchasers will be obligated severally, and not jointly, to purchase Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided however, that in no event shall the principal amount of Notes any Initial Purchaser agreed to purchase pursuant to this Agreement be increased pursuant to this Section 12 by an amount in excess of one-fifth of such principal amount of Notes without the written consent of such Initial Purchaser.  If, on the Closing Date, any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase exceeds 10% of the total aggregate principal amount of the Notes to be purchased by all Initial Purchasers on such date, and arrangements satisfactory to the Initial Purchasers KDG, KDS and New KDS for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers or KDG, KDS or New KDS.  In any such case, either the non-defaulting Initial Purchasers or the Sellers may postpone the Closing Date for up to seven full business days, in order to effect any changes that, in the opinion of counsel for KDG, KDS and New KDS or counsel for the Initial Purchasers, may be necessary in the Offering Memorandum or in any other document or arrangement, and the Sellers agree to promptly prepare any amendment or supplement to the Offering Memorandum that effects any such changes.  Nothing contained in this Section 12 shall relieve a defaulting Initial Purchaser of any liability it may have to the Sellers or any non-defaulting Initial Purchaser for damages caused by its default.  As used in this Section 12, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 12.

13.                               Information Supplied by the Initial Purchasers.

The statements set forth in the second, eighth, ninth and twentieth paragraphs under the heading “Plan of Distribution” and the fifth full paragraph on page ii in the Offering

Memorandum constitute the only information furnished by the Initial Purchasers to KDG, KDS and New KDS for the purposes of Sections 2(a) and 9 hereof.

14.                               Notices.

All notices and other communications (including, without limitation, any notices or other communications to the Trustee) provided for or permitted hereunder shall be made in writing by hand-delivery, including courier service, mail or facsimile:

(i)                                     if to the Initial Purchasers, at the address as follows:

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom
Attention:  David Fass
Facsimile No.: +44 (0)20 7547 0765

(ii)                                  if to KDG, KDS and New KDS, at the address as follows:

c/o Kabel Deutschland GmbH
Betastrasse 6-8
D-85774 Unterföhring
Germany
Attention: Chief Financial Officer
Facsimile No.: +49 89 96010 198

All such notices and other communications shall be deemed to have been duly given: when delivered, if delivered by hand; five business days after being deposited in the mail, postage prepaid, if mailed; two business days after being timely delivered to a next-day air courier; and upon confirmation of receipt, if by facsimile.

15.                               Successors.

This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, KDG, KDS and New KDS and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person, except that (i) the indemnities of KDG, KDS and New KDS contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of KDG, KDS or New KDS, their officers and any person or persons who control KDG, KDS or New KDS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.  No purchaser of Notes from the Initial Purchasers will be deemed a successor because of such purchase.

16.                               Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17.                               Submission to Jurisdiction; Appointment of Agent for Service; Waiver.

To the fullest extent permitted by applicable law, each of KDG, KDS and New KDS submits to the non-exclusive jurisdiction of any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding arising under or in connection with this Agreement, the Transaction Documents (other than the Share Pledge and the Interest Pledges) or any of the transactions contemplated hereby or thereby, and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court.  Each of KDG, KDS and New KDS, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit or proceeding and irrevocably waives to the fullest extent it may effectively do so any objection it may now or hereafter have to the laying of venue of any such proceeding, and hereby irrevocably designates and appoints CT Corporation System at Eighth Avenue, New York, New York 10011 (the “Authorized Agent”), as its authorized agent upon whom process may be served in any such suit or proceeding.  Each of KDG, KDS and New KDS represents that it has notified the Authorized Agent of such designation and appointment and that the Authorized Agent has accepted the same in writing.  Each of KDG, KDS and New KDS hereby irrevocably authorizes and directs its Authorized Agent to accept such service.  Each of KDG, KDS and New KDS further agrees that service of process upon its Authorized Agent and written notice of said service to it mailed by first class mail or delivered to its Authorized Agent shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  Nothing herein shall affect the right of any person to serve process in any other manner permitted by law.  Each of KDG, KDS and New KDS agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.  Notwithstanding the foregoing, any action against any of KDG, KDS and New KDS arising out of or in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby may also be instituted by the Initial Purchasers, its officers and employees or any person who controls the Initial Purchasers (within the meaning of Rule 405 under the Securities Act) in any competent court in Germany and each of KDG, KDS and New KDS expressly accepts the jurisdiction of any such court in any such action.

Each of KDG, KDS and New KDS hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or in connection with this Agreement, any of the Transaction Documents or any of the transactions contemplated hereby or thereby.

The provisions of this Section 17 are intended to be effective upon the execution of this Agreement without any further action by KDG, KDS and New KDS or the Initial Purchasers and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

18.                               Judgment Currency.

The indemnifying party agrees to indemnify the indemnified party against any loss incurred as a result of any judgment or order being given or made for any amount due under this Agreement and such judgment or order being expressed or paid in a currency (the “Judgment Currency”) other than euros and as a result of any variation as between (i) the rate of exchange at which the euro amount is converted into such Judgment Currency for the purposes of such judgment or order, and (ii) the spot rate of exchange in the City of New York at which any such person on the date of payment of such judgment or order is able to purchase euros with the amount of the Judgment Currency actually received by such person.  The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” shall include any premiums or costs of exchange payable in connection with the purchase of, or conversion into, euros.

19.                               General.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

Headings are for ease of reference only and shall not affect the construction of this Agreement.

No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

[Remainder of page intentionally left blank.]

If the foregoing correctly sets forth your understanding, please indicate your acceptance of this Agreement in the space provided below.

Very truly yours,

KABEL DEUTSCHLAND GMBH

By:	/s/ PAUL THOMASON
Name: PAUL THOMASON
Title: CFO

By:	/s/ R. STEINDORF
Name: R. STEINDORF
Title: CEO

KABEL DEUTSCHLAND VERWALTUNGS
GMBH FOR AND ON BEHALF OF
KABEL DEUTSCHLAND VERTRIEB UND
SERVICE GMBH & CO. KG

By:	/s/ PAUL THOMASON
Name: PAUL THOMASON
Title: CFO

By:	/s/ R. STEINDORF
Name: R. STEINDORF
Title: CEO

D-1

KABEL DEUTSCHLAND VERWALTUNGS
GMBH FOR AND ON BEHALF OF
KABEL ASSET GMBH & CO. KG

By:	/s/ PAUL THOMASON
Name: PAUL THOMASON
Title: CFO

By:	/s/ R. STEINDORF
Name: R. STEINDORF
Title: CEO

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK AG LONDON
For itself and on behalf of the
several Initial Purchasers listed in
Schedule I hereto.

By:	/s/ BRIAN BASSETT
Name: BRIAN BASSETT
Title: MANAGING DIRECTOR

By:	/s/ ARNULF SCHNEIDER
Name: ARNULF SCHNEIDER
Title: DIRECTOR

MORGAN STANLEY & CO. INTERNATIONAL LIMITED
For itself and on behalf of the
several Initial Purchasers listed in
Schedule I hereto.

By:	/s/ HARRY STANLEY
Name: HARRY STANLEY
Title: EXECUTIVE DIRECTOR

CITIGROUP GLOBAL MARKETS LIMITED
For itself and on behalf of the
several Initial Purchasers listed in
Schedule I hereto.

By:	/s/ IVAN BROWNE
Name: IVAN BROWNE
Title: DULY AUTHORISED ATTORNEY

GOLDMAN SACHS INTERNATIONAL
For itself and on behalf of the
several Initial Purchasers listed in
Schedule I hereto.

By:	/s/ BEENE NDULO
Name: BEENE NDULO
Title: AUTHORISED SIGNATORY

SCHEDULE I

	Principal	Principal
	Amount of	Amount of
	Notes	Notes
	to be	to be
Initial Purchaser	Purchased	Purchased

Deutsche Bank AG London	€61,358,773	$149,715,406

Morgan Stanley & Co. International Limited	€61,358,773	$149,715,405

Citigroup Global Markets Limited	€61,358,773	$149,715,405

Goldman Sachs International	€61,358,772	$149,715,405

ABN AMRO Bank N.V.	€4,564,909	$11,138,379

Total	€250,000,000	$610,000,000

Exhibit A

FORM OF U.S. AND NEW YORK LAW OPINION TO BE DELIVERED BY SIMPSON
THACHER & BARTLETT LLP

A-1

Such opinion shall also include:

1.                                       a 10b-5 opinion acceptable in form and substance to the Initial Purchasers and its counsel; and

2.                                       a statement that the Initial Purchasers (and to the extent required, the Trustees) may rely upon all such opinions.

A-2

Exhibit B-1

FORM OF GERMAN LAW OPINION TO BE DELIVERED BY FRESHFIELDS
BRUCKHAUS DERINGER

B-1-1

Exhibit B-2

FORM OF GERMAN LAW OPINION TO BE DELIVERED BY MILBANK, TWEED,
HADLEY & MCCLOY LLP

B-2-1

Exhibit C

FORM OF OPINION TO BE DELIVERED BY IN-HOUSE COUNSEL

C-1

Exhibit D

FORM OF COMFORT LETTER TO BE DELIVERED BY ERNST & YOUNG AG
WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT REGARDING KDG

D-1

Exhibit E

FORM OF COMFORT LETTER TO BE DELIVERED BY ERNST & YOUNG AG
WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT REGARDING ISH

E-1

Exhibit F

FORM OF COMFORT LETTER TO BE DELIVERED BY ERNST & YOUNG AG
WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT REGARDING KABEL BW

F-1

Exhibit G

FORM OF COMFORT LETTER TO BE DELIVERED BY PCW DEUTSCHE
REVISION AG WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT REGARDING IESY

G-1